NEOGENOMICS, INC

PRESS RELEASE

Investor Relations Contacts:
Steven C. Jones	Frank N. Hawkins or Julie Marshall
Director of Investor Relations	Hawk and Associates, Inc.
(239) 325-2001	(305) 451-1888
sjones@neogenomics.org	info@hawkassociates.com

12701 Commonwealth Drive, Suite 9

Fort Myers, FL 33913

FOR IMMEDIATE RELEASE

NeoGenomics, Inc. Announces the Appointment of Robert J. Feeney, Ph.D. as Vice President of Sales and Marketing

Ft. Myers, Florida – January 9, 2007 – NeoGenomics, Inc. (NASD OTC BB: NGNM) announced today that Dr. Robert Feeney has been appointed Vice President of Sales and Marketing for the Company.

Dr. Feeney has considerable sales and marketing experience in laboratory companies, as well as in the pharmaceutical industry. Most recently he served in a dual capacity as the Director of Marketing and the Director of Scientific & Clinical Affairs for US Labs, a division of Laboratory Corporation of America (LabCorp). Prior to that, Dr. Feeney held a variety of roles including the National Manager of Clinical Affairs and the Central Regional Sales Manager position where he managed up to 33% of the sales force. In his first full year with US Labs he grew revenue from $1.0M to $17.0M in this geography.

Prior to US Labs, Dr. Feeney was employed with Eli Lilly and Company as an Associate Marketing Manager and with Impath Inc., now a wholly owned division of Genzyme Genetics, where he held various positions including Regional Sales Manager and District Sales Manager assignments. Dr. Feeney has over 14 years of sales and marketing experience with 17 years in the medical industry. Dr. Feeney received his Bachelors of Science degree in Biology from Dickinson College and his doctoral degree in Cellular and Developmental Biology from the State University of New York.

NeoGenomics President, Robert Gasparini, said, “Rob Feeney is the right guy at the right time to help take this company to the next level in terms of sales force expansion, customer-centric marketing efforts and revenue growth. Rob and I have successfully worked together in the past and I am highly confident his unique blend of business and technological acumen will allow us to expand our market presence considerably. Under Rob’s direction, NeoGenomics will continue to develop an industry leading sales force that can take our innovative GPS product and our one-of-a-kind Tech-Only FISH services to pathologists, oncologists and hospital laboratories in rapid fashion.”

Dr. Feeney had the following to say about his appointment, “I am excited to be joining the high quality team in place at NeoGenomics. Historically, customers have appreciated service alternatives in the marketplace but as a result of the latest round of industry consolidation, choice among independent laboratories has greatly diminished. The window of opportunity is significant for NeoGenomics to fill the gap left by the many large clinical reference laboratories that have been acquired in the last three years. Having played important roles in building two cancer testing organizations previously in my career, I look forward to working with Bob and the senior staff here at NeoGenomics to help bring the highest level of service and quality to our pathology partners, their physicians, and ultimately the end-consumers of such information – cancer patients.”

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s cancer genetic testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, morphology studies, anatomic pathology and molecular genetic testing. Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA and Fort Myers and services the needs of pathologists, oncologists, hospitals and other reference laboratories throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.org.

Interested parties can also access additional investor relations material, including an in-depth equity research report, from the American Microcap Institute at http://www.americanmicrocapinstitute.com/ngnm/ or from Hawk Associates at http://www.hawkassociates.com. An investment profile about NeoGenomics may be found at http://www.hawkassociates.com/ngnmprofile.aspx.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.